Exhibit 99.3
2012 Year-End Earnings Call February 26, 2013
UNS Energy Safe Harbor Safe Harbor and Non-GAAP Measures This document contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company's pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP's generating plants; and other factors listed in UNS Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from historical results or from outcomes currently expected by UNS Energy. The Company's press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements. Non-GAAP financial measures utilized by the Company include presentations of revenues, operating expenses, operating income and earnings (loss) per share. The Company uses these non-GAAP measures to evaluate the operations of the Company. Certain non- GAAP financial measures utilized by the Company exclude: the impact of non-recurring items: the effect of accounting changes or adjustments; expenses that are reimbursed by third parties; and other items. The Company's management believes that these non- GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings or cash flow capacity of the Company's operations. Management also believes that the presentation of the non-GAAP financial measures is largely consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures with respect to prior periods. Please refer to Exhibit 99.2 of the 8-K filed on February 26, 2013, for a reconciliation of non-GAAP measures with the most comparable GAAP measure. 1
(CHART) YTD Dec. 31 UNS Energy Earnings Walk YTD Dec. 31, 2011 UNS Consolidated Diluted EPS TEP L-T Wholesale Margin UNS Retail Margin UNS D&A 2 El Paso Settlement (2011) Other Springerville Unit 3 Outage UNS Base O&M Nogales Transmission Line Partial Write-off *Please refer to Exhibit 99.2 for a reconciliation of non-GAAP measures. YTD Dec. 31, 2012 UNS Consolidated Diluted EPS